For Immediate Release
For Further Information Contact:
Andrew Fisher at (202) 483-7000
Email: Afisher@unither.com

UNITED THERAPEUTICS RECEIVES FDA APPROVABLE LETTER
FOR REMODULIN TO TREAT PULMONARY ARTERIAL HYPERTENSION

Conference Call Scheduled for Monday, February 11, 2002, 9:00 a.m. E.S.T.

Research Triangle Park, NC and Silver Spring, MD, February 11, 2002: United Therapeutics Corporation (Nasdaq: UTHR) announced today that the U.S. Food and Drug Administration (FDA) has issued an approvable letter for Remodulin (treprostinil sodium) Injection for the treatment of pulmonary arterial hypertension. An approvable letter usually represents the final step before a drug receives FDA clearance for marketing in the United States.

The FDA has proposed drug labeling for pulmonary arterial hypertension consistent with the treatment of both primary and secondary pulmonary hypertension in patients with NYHA Class II-IV symptoms. The approvable letter also stated that the FDA intends to approve Remodulin with a requirement that United Therapeutics subsequently conduct a post-marketing controlled clinical trial to verify and further describe the drug’s clinical benefit. United Therapeutics is in final discussions with the FDA, the outcomes of which are expected to form the basis for approval of Remodulin in accordance with the FDA’s accelerated approval regulations. Upon approval, Remodulin will be the first FDA-approved therapy for NYHA Class II pulmonary arterial hypertension patients.

“There remains a tremendous need for new medications to treat this life-threatening condition,” said Roger Jeffs, Ph.D., President and Chief Operating Officer of United Therapeutics. “We welcome the FDA’s action and are obviously very pleased that the application has progressed to an approvable action. We will work diligently with the FDA to satisfy the remaining requirements for approval of Remodulin so that pulmonary arterial hypertension patients will have access to this therapy as quickly as possible.”

United Therapeutics conducted the largest double blind placebo-controlled study in pulmonary arterial hypertension, a disease in which blood pressure in the pulmonary arteries rises to life-threatening levels. Approximately 50,000 people in North America and Europe are afflicted with forms of the disease. On August 9, 2001, FDA’s Cardiovascular and Renal Drugs Advisory Committee recommended approval of Remodulin. United Therapeutics has submitted Remodulin marketing applications to health authorities in France, Switzerland and Canada. Additional international filings will follow approval in the U.S. and France.

Approximately 450 pulmonary arterial hypertension patients worldwide continue to use Remodulin in open label studies sponsored by United Therapeutics. Remodulin is administered subcutaneously via an infusion device developed by Medtronic MiniMed, Inc. (Nasdaq: MDT). In anticipation of final FDA approval of Remodulin, United Therapeutics entered into drug distribution partnerships in the United States with two companies: Priority Healthcare Corporation (Nasdaq: PHCC) and Gentiva Health Services, Inc. (Nasdaq: GTIV). United Therapeutics has also formed Remodulin distribution partnerships in Europe, Canada, Australia, Latin America and Israel.

United Therapeutics’ CEO, Dr. Martine Rothblatt, and President, Dr. Roger Jeffs, will host a teleconference on February 11, 2002 at 9:00 a.m. Eastern Standard Time. The teleconference is accessible by dialing 1-800-997-8642 with international callers dialing 973-694-6836. A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-800-428-6051, with international callers dialing 973-709-2089, and using access code 232000.

United Therapeutics is a biotechnology company focused on combating cardiovascular, infectious and oncological diseases with unique therapeutic products.

Any statements made in this press release about regulatory approvals, approval timing and drug commercialization are forward-looking statements subject to risks and uncertainties such as those described in United Therapeutics’ reports on Form 10-K and Form 10-Q as filed with the Securities and Exchange Commission. Actual results may differ materially from anticipated results.

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